LICENSE AND SUPPLY AGREEMENT

EFFECTIVE DATE:  March 21, 1995

PARTIES:

     Cistron Biotechnology, Inc.
     Box 2004
     10 Bloomfield Avenue
     Pine Brook, New Jersey, USA 07058               ("CISTRON")

     Research and Diagnostic Systems, Inc.
     614 McKinley Place NE
     Minneapolis, Minnesota, USA 55413                    ("R&D")

RECITALS:

     A. CISTRON has an exclusive, worldwide license from the New England Medical Center Hospitals, Inc., Tufts University, Massachusetts Institute of Technology and Wellesley College (the "Institutions") to make, use and sell, and to sublicense to others, products utilizing the human interleukin-1 beta ("IL-1b"), which is the subject of patents owned by the Institutions, and to make, use and sell products incorporating the inventions claimed in such patents and related technology (the "License Agreement").

     B. CISTRON has developed and is selling an IL-1b precursor assay and IL-1b mature protein in the research market under the terms of the License Agreement.

     C. R&D desires to purchase the IL-1b precursor research assay product and IL-1b mature protein for resale pursuant to the terms and conditions of this Agreement.

AGREEMENT:

     In consideration of the rights, obligations and mutual premises set forth herein, CISTRON and R&D, intending to be bound thereby, agree as follows:


                     Article 1.  Definitions

     The following terms as used in this Agreement shall have meanings set forth in the Article.

     1.1  Territory.  "TERRITORY" shall mean the research market worldwide.

     1.2 Precursor Kit(s). "PRECURSOR KIT(S)" shall mean the following finished, but unlabelled, components of CISTRON's IL-1b human precursor assay (catalog 03-1000).

          a. 1 Monoclonal antibody coated 96 well strip microtiter plate, foil sealed

          b. 1 Vial of recombinant IL-1b precursor standard (lyophilized, 50ng/ML after reconstituting)

          c. 1 Vial of IL-1b precursor polyclonal antibody (lyophilized, 11 mL after reconstituting)

          d.   1 Bottle of conjugate (liquid concentrate, 0.5mL)

     1.3 IL-1b Protein. "IL-1b PROTEIN" shall mean CISTRON's IL-1b mature protein (catalog 01-1600).

     1.4 Confidential Information. "CONFIDENTIAL INFORMATION" shall mean any proprietary information or materials belonging to the disclosing party (whether or not patentable) including, but not limited to, formulations, techniques, methodology, equipment, data, reports, including any negative developments, know-how, sources of supply, patent positioning, consultants and business plans and purchase forecasts which are communicated to, learned by, or otherwise acquired by the party receiving such information or materials during or in the course of this Agreement.

Notwithstanding the foregoing, CONFIDENTIAL INFORMATION shall not include any information which (a) is or becomes part of the public domain through no act or omission on the part of the receiving party, (b) is disclosed to a third party by the disclosing party without restriction on such third party, (c) is in the receiving party's possession at or prior to the time of disclosure under this Agreement and the receiving party is under no prior obligation of confidentiality with respect thereto, (d) is disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto,
(e) is independently developed by the receiving party, or (f) is released from confidential treatment by written consent of the disclosing party.

     1.5 IL-1b Patents. "IL-1b PATENTS" shall mean all United States and foreign patents and patent applications and any divisions, continuations, continuations in part, reissues, reexaminations, renewals and extensions thereof, and all pending applications therefor: (a) which are set forth on Appendix A, or (b) which claim inventions that are related to IL-1b or derivatives, mutants, variants, fragments or chemical analogues thereof, and which are conceived or reduced to practice in whole or in part by
(i) employees, agents or contractors of CISTRON during the AGREEMENT PERIOD or
(ii) which are licensed to CISTRON, or (c) which are derived in whole or in part from material, information or data proprietary to CISTRON and provided by CISTRON to R&D and as reduced to writing by either party within thirty (30) days of transfer and the receipt of which is acknowledged in writing by R&D.

     1.6 Agreement Period. "AGREEMENT PERIOD" shall mean the time commencing with the execution of this Agreement and extending until the last to expire of the IL-1b PATENTS as regards the sale and use of the IL-1b PROTEIN and for a period of seven (7) years as regards the PRECURSOR KIT.

     1.7 Affiliate. "AFFILIATE" shall mean any division of R&D and any wholly owned subsidiary of Techne Corporation, R&D's parent corporation.


                  Article 2.  Supply Agreement

     2.1 Purchase and Supply. During the AGREEMENT PERIOD, R&D agrees to purchase PRECURSOR KITS and IL-1b PROTEIN from CISTRON for resale in the TERRITORY under R&D's name and CISTRON agrees to manufacture and supply to R&D PRECURSOR KITS and IL-1b PROTEIN on a non-exclusive basis under the terms and conditions set forth in this Agreement.

     2.2 Restrictions. Except as provided in paragraph 2.11 and paragraph 4.1, R&D agrees (a) to no longer sell its IL-1b gene or gene fragments (catalog BBG 2 and BBG 25), its IL-1b protein (catalog 201-LB), or supply its IL-1b protein as a standard in its IL-1b assay kit(s), (b) to purchase all of its requirements for IL-1b PROTEIN only from CISTRON and (c) to utilize only the IL-1b PROTEIN obtained from CISTRON as the standard in its IL-1b assay kit(s).

     2.3 License Fee. R&D agrees to pay to CISTRON immediately following the execution of this Agreement by both parties, a nonrefundable payment of One Million Dollars ($1,000,000) as payment in full for the right and license granted by CISTRON to R&D to purchase, use and resell in the TERRITORY the PRECURSOR KITS and IL-1b PROTEIN (either alone or packaged with other components, e.g. in an assay kit) on a non-exclusive basis only on the terms and conditions set forth in this Agreement.

     2.4  Prices.

          a. PRECURSOR KITS. CISTRON agrees to manufacture and supply PRECURSOR KITS to R&D at the following prices:

     Quarterly R&D Purchases       Sale Price/Kit to R&D

     less than 125 kits       $225.00 each plus freight and insurance
     125 - 175                $195.00 each plus freight and insurance
     176 - 250                $186.00 each plus freight and insurance
     251 +                    $164.00 each plus freight and insurance

          b. IL-1b PROTEIN. CISTRON agrees to manufacture and supply IL-1b PROTEIN to R&D at the following prices:

     Bulk Order by R&D             Sale Price to R&D

     1 mg to 10 mg            $3,500.00/mg plus freight and insurance
     11 mg to 15 mg           $3,000.00/mg plus freight and insurance
     16 mg +                  $2,500.00/mg plus freight and insurance

     2.5 Purchase Orders/Forecasts. R&D will provide CISTRON with its estimated purchase order requirements on a two calendar quarter rolling basis. The first calendar quarter (or portion thereof) of such estimate shall constitute a firm purchase order, the second calendar quarter of such estimate shall be for information purposes only. R&D will provide the first such rolling estimate to CISTRON upon execution of this Agreement and thereafter no later than thirty (30) days prior to the start of each calendar quarter.

     2.6 Increased Forecasts. Should R&D increase a calendar quarter's purchase orders by twenty percent (20%) or more from that quarter's prior estimate, CISTRON will use its best efforts to fill such increased order. However, R&D may not refuse acceptance of shipment from CISTRON of quantities equating to eighty percent (80%) of that quarter's prior estimate; provided, however, R&D shall have the right to manufacture or have manufactured the twenty percent (20%) shortfall of IL-1b PROTEIN in accordance with the provisions of paragraphs 2.11 and 4.1.

     2.7 Initial PRECURSOR KITS Order. R&D will place an order for a minimum of one hundred (100) PRECURSOR KITS on the Effective Date of this Agreement.

     2.8 Acceptance of Orders/Title. All orders from R&D will be subject to acceptance by CISTRON. All purchases pursuant to orders by R&D shall be, at CISTRON's option, F.O.B. Pine Brook, New Jersey, USA or other place of manufacture. Title to, and risk of loss of and damage to, any shipments of the PRECURSOR KITS or IL-1b PROTEIN shall pass to R&D when such Products are delivered at any F.O.B. location to a carrier designated by R&D in its purchase order. If R&D has failed to specify a carrier in its purchase order, CISTRON may use a carrier of its choice.

     2.9 Shipment. CISTRON will ship R&D the quantity of PRECURSOR KITS and IL-1b PROTEIN ordered in a quarterly purchase order within forty-five (45) days of receipt of such purchase order and will invoice R&D on the date of shipment. R&D shall pay each invoice within thirty (30) days of the date of the invoice. CISTRON will, whenever possible, ship complete orders; however, should CISTRON be unable to ship a complete order, CISTRON will so notify R&D. R&D may accept or refuse partial shipments at its discretion, but may not refuse acceptance of shipments that comprise not less than eighty percent (80%) of a complete order.

     2.10 Quality Control Testing. CISTRON will perform quality control testing on each lot of PRECURSOR KITS and IL-1b PROTEIN and provide such manufacturing and quality control information to R&D as may be mutually agreed as necessary with each new production lot. R&D agrees to keep such information confidential pursuant to the terms of paragraph 6.2 of this Agreement and to restrict its use of such information solely to the sale and use of the PRECURSOR KITS and IL-1b PROTEIN.

     2.11 Acceptance. R&D shall perform in-house testing, at its own expense, as it deems appropriate upon receipt of each product shipment from CISTRON, R&D will report any product performance deficiencies or quantity discrepancies that R&D may discover to CISTRON within fifteen (15) days of receipt. Failure to report any product deficiencies or discrepancies within fifteen (15) days of the receipt of each product shipment shall constitute acceptance of the shipment. If R&D notifies CISTRON within fifteen (15) days of its receipt of PRECURSOR KITS or IL-1b PROTEIN that the Product fails to meet specification, such non-conforming Products which are due to a defect of one or more of the components supplied by CISTRON shall be replaced by CISTRON as soon as reasonably possible thereafter. If CISTRON is unable to supply IL-1b PROTEIN that meets quality specifications or not in sufficient quantity to fill R&D's order, R&D may substitute its IL-1b protein only until such time as CISTRON is able to supply sufficient conforming product.

     2.12 Completion of PRECURSOR KITS. R&D will provide buffers for each PRECURSOR KIT, label the PRECURSOR KITS and components as R&D products and provide product literature for inclusion of each PRECURSOR KIT.

     2.13 Other Terms and Conditions. Any term or condition in an invoice or other document used by CISTRON which is in addition to or different than the terms of this Agreement shall be deemed inapplicable.


                     Article 3.  Warranties

     3.1 Corporate Authority. CISTRON and R&D each represents and warrants to the other that:

          a. it is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation;

          b. it has taken all necessary action on its part that may be required under the laws of its state of incorporation and under its certificate of incorporation and its bylaws to authorize the execution, delivery and performance of this Agreement; and

          c. this Agreement constitutes the valid and legally binding obligation of such party, enforceable against it in accordance with its terms.

     3.2 License Agreement. CISTRON represents and warrants to R&D that it has the exclusive, worldwide license from the Institutions to make, use and sell, and to sublicense to others, products utilizing the IL-1b and to make, use and sell products incorporating the inventions claimed in the IL-1b PATENTS and related technology under the terms of the License Agreement.

     3.3 Product Warranty. CISTRON warrants (a) the merchantability of PRECURSOR KITS and IL-1b PROTEIN only for use as research tools and in the case of the PRECURSOR KIT, only when used in conformance with CISTRON's PRECURSOR KIT protocol, and (b) that the IL-1b PROTEIN and the PRECURSOR KIT will meet the written specifications provided by CISTRON and reviewed by R&D. CISTRON MAKES NO WARRANTY OF MERCHANTABILITY OR PERFORMANCE AFTER EXPIRATION OF THE FIFTEEN (15) DAY PERIOD DESCRIBED IN PARAGRAPH 2.11 ABOVE.

     3.4 DISCLAIMER OF WARRANTIES. THE WARRANTIES SET FORTH IN THIS ARTICLE 3 ARE THE ONLY WARRANTIES MADE BY THE PARTIES AND ARE EXPRESSLY IN LIEU OF ANY AND ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING STATED HEREIN TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY DISTRIBUTEE OF THE OTHER PARTY OR ANYONE ELSE IN PRIVITY WITH THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES REGARDLESS OF WHETHER OR NOT THE FIRST PARTY HAS BEEN APPRISED OF THE POSSIBILITY THEREOF.


                  Article 4.  Guaranteed Supply

     4.1 Uninterrupted Supply. CISTRON agrees to sell to R&D during the AGREEMENT PERIOD under the price, payment and purchase terms of Article 2 of this Agreement, R&D's requirements of the IL-1b PROTEIN. If CISTRON is unable to provide R&D with its requirements of the IL-1b PROTEIN for whatever reason, including, without limitation, events of force majeure and financial problems, R&D shall have the right to manufacture or have manufactured its IL-1b protein (catalog 201-LB) in sufficient quantities to fulfill R&D's requirements as described in its purchase order delivered to CISTRON and subject to CISTRON'S right to resume supply in accordance with the provisions of Section 2.11 herein.


                Article 5.  Term and Termination

     5.1 Term. Unless earlier terminated pursuant to paragraphs 5.2, 5.3 or 5.4, the provisions of this Agreement relating to the IL-1b PROTEIN will expire upon the expiration of the last to expire of the IL-1b PATENTs and the provisions of this Agreement relating to the PRECURSOR KIT will expire seven
(7) years from the Effective Date of this Agreement. For purposes of this paragraph, "expire" shall mean expiration, abandonment, cancellation, disclaimer, award to another in an interference proceeding, or declaration of invalidity or unenforceability by a court or other authority of competent jurisdiction from which no further appeal has or can be taken.

     5.2 Termination For Breach. Upon material breach of this Agreement by either party and in the event the breach is not cured within forty-five (45) days after delivery of written notice to the defaulting party by the other party, in addition to any other remedy it may have, the notifying party at its sole option may terminate this Agreement by delivery of an additional termination notice to the other party at the end of such forty-five (45) day period.

     5.3 Insolvency. This Agreement may be terminated by one party if the other party becomes insolvent, is unable to pay its debts as they mature, makes an assignment for the benefit of its creditors, files a petition for protection under any bankruptcy law, has an involuntary petition for bankruptcy filed against it, or applies for the appointment of a receiver or trustee for substantially all of its property or assets or permits the appointment of any such receiver or trustee who is not discharged within a period of thirty (30) days after such appointment.

     5.4 Infringement by PRECURSOR KIT. The portions of this Agreement pertaining to the PRECURSOR KIT may be terminated by either party upon learning of the existence of a third party patent which, in the opinion of competent legal counsel, is infringed by the sale of the PRECURSOR KIT.

     5.5 Post Termination Rights. Upon any termination of this Agreement, R&D will be entitled to use and sell any completed inventory of PRECURSOR KITS and/or IL-1b PROTEIN covered by this Agreement which remain on hand as of the date of the termination, so long as R&D pays to CISTRON the amount applicable to the purchase of such inventory in accordance with the terms and conditions as set forth in this Agreement. The above described rights and obligations of R&D and the rights and obligations of the parties under Section 6.2, Article 7 and Section 8.2 of this Agreement are the only rights and obligations of either party which shall survive termination of this Agreement.

     5.6 Notification of Breach of License Agreement. CISTRON shall notify R&D immediately if Cistron receives any notice of breach or termination of CISTRON's license from the Institutions. In such case if CISTRON cannot or will not cure such breach, CISTRON shall allow R&D to cure such breach and deduct the cost thereof from the payments due to CISTRON under Article 2 of this Agreement.


            Article 6  Publicity and Confidentiality

     6.1 Public Disclosure. The parties shall mutually agree upon the wording of the initial press release regarding this Agreement. Neither party shall use the name of the other party in any form of advertising or promotion, without the express prior written approval of the other party.

     6.2  Confidentiality.

          a. Obligations. Except as provided in paragraph 6.2.b. below, for a period of five (5) years from the termination date of this Agreement, the receiving party will maintain any and all of the CONFIDENTIAL INFORMATION received from the other party, in confidence, will not use same for its own benefit except as expressly provided in this Agreement, and will not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of the disclosing party to said release or disclosure.

          b. Exceptions. The provisions of paragraph 6.2.a. notwithstanding, a receiving party may disclose CONFIDENTIAL INFORMATION of the other party to its own affiliates or in the event of a disclosure compelled by a court of competent jurisdiction. In addition, a receiving party may disclose CONFIDENTIAL INFORMATION of the other party in confidence to any third party who has a need to know such CONFIDENTIAL INFORMATION for the purpose of this Agreement; provided that the receiving party will first notify the other party of the identity of such third party and that such disclosure will be made under the provisions of a written confidential disclosure agreement which is binding upon such third party to the same obligations of confidentiality under which the receiving party is bound to the disclosing party by the terms of this Agreement. R&D need not notify CISTRON before disclosing any CONFIDENTIAL INFORMATION of CISTRON to any AFFILIATE.


                   Article 7.  Indemnification

     7.1 Defense By CISTRON. In the event that litigation against R&D and/or its AFFILIATES, officers, directors, employees or successors and assigns, is initiated by a third party charging R&D with infringement of a patent as a result of R&D's resale of IL-1b PROTEIN licensed under this Agreement, R&D shall promptly notify CISTRON in writing thereof. CISTRON agrees to intervene on R&D's behalf and to take over the sole defense of the action at CISTRON's expense. In such event, R&D agrees to cooperate with CISTRON in all respects including making available relevant records, papers and the like and providing its employees to testify as requested. CISTRON will reimburse R&D for the expenses incurred in providing such assistance.

     7.2 Settlement. No settlement, consent judgment or other voluntary final disposition of the suit which adversely affects the IL-1b PATENTS may be entered into without the consent of CISTRON.

     7.3 Payment By CISTRON. In the event of a final judgment in any suit in which a court of competent jurisdiction, from which there is not appeal, rules that R&D's resale of IL-1b PROTEIN licensed under this Agreement has infringed on a third-party's patent requiring R&D to pay damages or a royalty to a third party, or in the event of a settlement of such suit requiring damages or royalty payments to be made, CISTRON will pay such damages or royalty payments on R&D's behalf.


                 Article 8.  General Provisions

     8.1 Relationship. The relationship between CISTRON and R&D is that of independent contractors. CISTRON and R&D are not joint venturers, partners, principal and agent, master and servant, employer and employee, and have no relationship other than as independent contracting partners. CISTRON will have no power to bind or obligate R&D in any manner. Likewise, R&D will have no power to bind or obligate CISTRON in any manner.

     8.2  Arbitration.

          a. Submission of Dispute. Any dispute, claim or controversy arising out of or relating to this Agreement (a "Dispute") shall be resolved by binding arbitration conducted pursuant to the provisions of this Agreement and the commercial arbitration rules of the American Arbitration Association ("AAA"), unless such AAA rules are inconsistent with the provisions of this Agreement. Even though the arbitrator(s) shall apply the AAA rules, the arbitration shall not be conducted by the AAA. Either party may commence arbitration proceedings by delivery of written notice to the other party describing the Dispute ("Arbitration Notice").

          b. Appointment of Arbitrator(s). The case shall be submitted to a single arbitrator who shall be a retired state or federal judge or an attorney who has practiced business litigation for at least ten (10) years. Each party shall submit a list of three (3) arbitrators to the other party within ten (10) days after delivery of the Arbitration Notice. From the combined list, the parties shall mutually agree on the arbitrator. Should the parties be unable to agree on the choice of an arbitrator within thirty (30) days after delivery of the Arbitration Notice, the arbitration shall be conducted by a panel of three (3) arbitrators. Each party shall choose one arbitrator within ten (10) after the expiration of the above thirty (30) day period and the two selected shall choose a third arbitrator within five (5) days after their appointment.

          d. Location of Arbitration. The site of the arbitration shall be in the state of New York. The exact location within New York shall be designated by the arbitrator(s).

          e. Interim Remedies. Either party may apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

          f. Costs and Fees. Each party shall be responsible for its own costs and expenses of the arbitration and the costs and fees of the arbitrator(s) shall be borne equally between the parties, unless the arbitrator(s) indicate otherwise in the award.

          g. Binding Effect. The decision and award rendered by the arbitrator will be final and binding. Judgment upon the award may be entered in any court having jurisdiction thereof.

     8.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and supersedes all prior oral or written agreements to this respect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party.

     8.4 Modifications and Waivers. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a writing signed by both parties (in the case of amendments and modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

     8.5 Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of New York without reference to its choice of law principles.

     8.6 Headings. The headings in this Agreement have been inserted for the convenience of the reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or paragraph.

     8.7  Notices.    Any notice or other communication required or permitted
under this Agreement shall be made in writing and shall be deemed to have been delivered upon the earlier of (i) when received, if personally delivered,
(ii) the next business day after delivery if delivered by telecopy or telex,
(iii) the next business day after placement with a reputable overnight delivery service for next day delivery, or (iv) five (5) business days after depositing in the U.S. mails for delivery by certified or registered mail, return receipt requested, postage prepaid and addressed to the appropriate party at the following address:

     To R&D:        R&D Systems, Inc.
                    614 McKinley Place NE
                    Minneapolis, Minnesota USA 55413
                    ATTN:  Roger C. Lucas, Ph.D.
                            or Senior Executive Officer/Biotechnology

     Copy to:       Fredrikson & Byron, P.A.
                    1100 International Center
                    900 Second Avenue South
                    Minneapolis, Minnesota USA 55402
                    ATTN:  Timothy M. Heaney, Esq.


     To CISTRON:    Cistron Biotechnology, Inc.
                    Box 2004
                    10 Bloomfield Avenue
                    Pine Brook, New Jersey USA 07058
                    ATTN:  Bruce C. Galton

     Copy to:       Epstein Becker & Green, P.C.
                    250 Park Avenue
                    New York, New York 10177-0077
                    ATTN:  Seth I. Truwit, Esq.

Addresses may be changed by delivery of notice to the other parties pursuant to the terms of this paragraph. Any notice of change of address shall not be effective until actually received by the addressee.

     8.8 Injunctive Relief. The parties acknowledge and agree that a breach of any of the terms and conditions of this Agreement, including the provisions relating to confidentiality, may cause irreparable injury to the non-breaching party and, according, that the prevailing party may seek and obtain in any arbitration, in addition to damages, any and all available equitable remedies, including, without limitation, specific performance and injunctive relief.

     8.9 Force Majeure. Each party hereto will be excused from performance for failure or delay in meeting any obligations hereunder due to Acts of God, acts of war, fire, flood, embargo, riots or revolution, provided that such excused performance will last only for so long as that party's performance is reasonably prevented by such force majeure. The party affected by such force majeure is to use its best efforts to mitigate any damage thus occasioned.

     8.10 Severability. The provisions of this Agreement are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


Accepted and Agreed to:

CISTRON BIOTECHNOLOGY, INC.             RESEARCH AND DIAGNOSTIC
                                              SYSTEMS, INC.



By                                   By
    ------------------                   -----------------
    Bruce C. Galton                      Roger C. Lucas
TITLE:  President & COO              TITLE: Executive V.P.

DATE:  March 31, 1995                DATE:  March 31, 1995



                           APPENDIX A

                          IL-1b PATENTS


                         U.S. Patent No. 4,762,914
                         U.S. Patent No. 4,766,069
                         U.S. Patent No. 5,001,057
                         U.S. Patent No. 5,077,219


                      Foreign Equivalents, including

                         EPO Publication No. 0161901B1